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                                                                   EXHIBIT 99.1

Contacts:     Bayer:                         CURAGEN CORPORATION:
              USA:     Laura Malis           Mark R. Vincent
                       (203) 812-6470        Director Corporate Communications
                                             and Investor Relations
              Europe:  Dr. Michael Diehl     (203) 974-6235
                       0049 214-30 58532     www.curagen.com
                       www.bayer.com         ---------------------------------
                       -------------

FOR IMMEDIATE RELEASE
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       Bayer and CuraGen Close Landmark Drug Discovery, Development and
                          PHARMACOGENOMIC AGREEMENTS

      - Bayer Completes Purchase of $85 Million in CuraGen Common Stock -

LEVERKUSEN, GERMANY; WEST HAVEN, CT AND NEW HAVEN, CT, USA - FEBRUARY 22, 2001 - Bayer and CuraGen Corporation (Nasdaq: CRGN), an integrated genomics-based biopharmaceutical company, announced today that the companies received clearance from the United States Federal Trade Commission (FTC), under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to proceed forward with the terms of their two landmark genomic agreements. Upon approval, Bayer completed an $85 million purchase of CuraGen common stock. The first agreement is a comprehensive alliance to discover, develop, and jointly commercialize small molecule drugs to treat obesity and adult onset diabetes. The second agreement is a broad collaboration to apply CuraGen's functional genomic technologies and pharmacogenomics expertise to evaluate Bayer's developmental and preclinical pipeline of pharmaceutical compounds across all disease areas. These strategic alliances have a combined value of approximately $ 1.46 billion.

"We expect this alliance will enhance our pipeline with new treatments for diabetes and obesity. We also expect to use CuraGen's technologies to improve the probability of success and lower drug development costs by selecting the highest potential drug candidates earlier in the process," said Dr. David Ebsworth, Global Head of Bayer AG's worldwide pharmaceutical business.

Commenting on the FTC's approval of this unprecedented alliance between Bayer and CuraGen, Jonathan Rothberg, Ph.D., Founder, Chairman, and CEO of CuraGen Corporation, stated "This alliance will enable CuraGen scientists to access the untapped potential that genomics holds for the development of small molecule drugs. We believe that CuraGen's and Bayer's combined, systematic approaches to drug development will enable the creation of blockbuster genomics-based drugs that will significantly curtail the devastating effects of obesity and adult onset diabetes."
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ABOUT THE OBESITY AND DIABETES DRUG DEVELOPMENT AND CO-COMMERCIALIZATION
ALLIANCE

The obesity and diabetes agreement enables each company to capitalize on the recognized strengths of the other in order to systematically develop breakthrough medications from the human genome. CuraGen is to provide 80 drug targets over the first five years of the collaboration, as well as access to its comprehensive suite of functional genomic technologies, bioinformatics and pharmacogenomic expertise to select, prioritize and ensure the resulting drugs are administered to the appropriate patients. Bayer will utilize its high-throughput screening, combinatorial chemistry, medicinal chemistry, pharmacology, and development expertise to develop small molecule compounds against the targets supplied by CuraGen. The Companies also will share expenses related to later stage preclinical and clinical compound development. Bayer and CuraGen have committed to bring 12 candidates in Obesity and Diabetes to clinical development. Both will jointly fund the relevant Research, Development and Commercialization activities up to $1.34 billion over a 15 years period.

Ultimately, the Companies will jointly commercialize drugs resulting from this alliance, and then share profits according to their respective contributions.

ABOUT THE PHARMACOGENOMIC AND TOXICOGENOMIC COLLABORATION

This expandable, five-year pharmacogenomic and toxicogenomic collaboration is valued at $124 million and includes an $85 million equity investment in CuraGen by Bayer AG and $39 million in committed funding to CuraGen.

By applying genomics to evaluate Bayer's developmental and preclinical pipeline of pharmaceutical compounds early in development, the Companies expect to reduce drug development costs, reduce the time to market, and create safer and more efficacious drugs. In addition to these efforts, the Companies intend to compile a database of gene-based markers and information that will enable scientists to predict potential drug toxicities, understand how a particular drug works, and identify new disease indications. CuraGen and Bayer both have exclusive rights to use the established database, and CuraGen has the right to market this database and pay Bayer royalties on the resulting revenues.

ABOUT BAYER

Bayer is an international, research-based group with major businesses in health care, agriculture, polymers and specialty chemicals. With some 120,000 employees worldwide, the group recorded a net income of 2 billion euros on sales of 27.3 billion euros in 1999. A record euro 2.4 billion is budgeted in 2001 for research and development, attesting to the company's quest for innovation. Additional Company information is available at www.bayer.com.

ABOUT CURAGEN CORPORATION

CuraGen Corporation is applying engineering principles and genomics expertise to systematically discover and develop pharmaceutical products. CuraGen's fully integrated, Internet-based functional genomic technologies, services, and bioinformatic systems are
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designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying this comprehensive functional genomic platform to develop protein, antibody, and small molecule therapeutics. CuraGen has conducted research with collaborators including Abgenix, Bayer AG, Biogen, COR Therapeutics, Dupont/Pioneer Hi-Bred International, Gemini Genomics, Genentech, GlaxoSmithKline, Hoffmann-La Roche, Monsanto, Ono Pharmaceuticals, and Roche Vitamins. CuraGen is headquartered in New Haven, CT and additional Company information is available at www.curagen.com.
- MORE -

This release may contain forward-looking statements that are subject to certain risks and uncertainties, including the future growth of CuraGen's collaboration revenues, the therapeutic and clinical potential of antibody drug targets, the scale and speed at which antibody candidates can be turned into drugs, CuraGen's ability to reduce drug development costs and rapidly deliver high quality, novel drug targets for obesity and diabetes. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen Corporation's early stage of development, uncertainties related to preclinical and clinical testing and trials, technological uncertainties and product development risks, uncertainties surrounding the availability of additional funding, reliance on research collaborations, competition, ability to protect its patents and proprietary rights, and uncertainties relating to commercialization rights.

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